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                                                                    EXHIBIT 10.1


                               SERVICE AGREEMENT

Date:                     1st September 1994


PARTIES

1.       "The Company":   MSU PUBLIC LIMITED COMPANY having it's place of
                          business at 270, Upper 4th Street Witan Gate West
                          Central Milton Keynes Bucks MK9 1DP

2.       "The Executive"  WYNFORD PETER HOLLOWAY  Temple Lodge Sibford Gower Nr.
                                                  Banbury Oxon OPX15 5RX

OPERATIVE PROVISIONS:

1.       INTERPRETATION

         1.1 The headings and marginal headings to the clauses in this agreement are for convenience only and have no legal effect.

         1.2 Any reference in this agreement to any Act or delegated legislation includes any statutory modification or re-enactment thereof or the provisions referred to.

         1.3     In this agreement:

                 'THE BOARD' means the board of directors of the Company and includes any committee of the Board duly appointed by it.

                 'GROUP COMPANY' means any company which for the time being is a company having an ordinary share capital (as defined in s.832 Income and Corporation Taxes Act 1988) of which not less than 25 per cent is owned directly or indirectly by the Company or it's holding company applying the provisions of
                 s.838 Income and Corporation Taxes Act 1988 in the determination of ownership.

                 'MANAGING DIRECTOR' means any person or persons jointly holding such office of the Company from time to time and includes any person(s) exercising substantially the functions of a managing director or chief executive officer of the Company.

                 'RECOGNISED INVESTMENT EXCHANGE' means any body of persons which is for the time being a Recognised Investment Exchange for the purposes of the Financial Services Act 1986.


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2.       APPOINTMENT AND DURATION

         2.1 The Company appoints the Executive and the Executive agrees to serve as the Company Chairman. The Executive accepts that the Company may reasonably require him to perform other duties or tasks not within the scope of his normal duties and the Executive agrees to perform those duties or undertake those tasks as if they were specifically required under this Agreement.

         2.2 The appointment commenced on 22 March 1992 and shall continue (subject to earlier termination as provided in this Agreement) for a fixed period of 36 months from the date of this Agreement until 31st August 1997 provided that on each anniversary of the commencement, the then unexpired period shall be automatically renewed for a further period of 36 months (in place of the then unexpired period) unless either party shall prior to any such renewal date give notice to the other party that the period will not be renewed whereupon the Agreement will expire at the end of the then current fixed period.

         2.3 The Executive warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party binding on him.

3.       DUTIES OF THE EXECUTIVE

         3.1     The Executive shall at all times during the period of this
         Agreement:

                 3.1.1 devote so much of his time attention and ability to the duties of his appointment as the Board reasonably consider necessary;

                 3.1.2 faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in him;

                 3.1.3 obey all lawful and reasonable directions of the Board;

                 3.1.4 use his best endeavours to promote the interests of the Company and it's Group Companies;

                 3.1.5 keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and it's Group Companies and provide such explanations as the Board may require;

                 3.1.6 not at any time to make any untrue or misleading statement to the Company or any Group Company.

         3.2 The Executive shall if and for so long as the Company reasonably require during the period of this Agreement;

                 3.2.1    carry out duties on behalf of any Group Company:

                 3.2.2 act as an officer of any Group Company or hold any other appointment or





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                          office as nominee or representative of the Company or
                          any Group Company:

                 3.2.3 Carry out the duties and the duties attendant upon any such appointment as if they were duties to be performed by him on behalf of the Company.

4.       PLACE OF WORK

         4.1 The Executive shall perform his duties at the Head Office of the Company from time to time and/or such other places of business as the Company requires, including occasional visits outside the United Kingdom in the ordinary course of his duties.

5.       PAY

         5.1     During his appointment the Company shall pay to the Executive:

                 5.1.1 a basic salary of L.120,000 per year which shall accrue day to day and be payable by equal monthly instalments in arrears on or about the 26th day of each month;

                 5.1.2 a bonus in each year of this Agreement in accordance with the Company's executive bonus scheme as determined from time to time by the Board.

         5.2 The Executive's salary shall be reviewed by the Board on 30th June in each year and the rate of salary may be increased by the Company with effect from that date by such amount if any as it shall think fit.

         5.3 The Company shall cover the cost of membership for the Executive and his immediate family of an approved private patients medical plan with a reputable medical expenses insurance company.

         5.4 The Executive will be a member of the Company's proposed life assurance scheme (when implemented) designed to give benefits equal to four times his annual salary from time to time and the Company will pay promptly all contributions due in respect of his membership of the scheme.

6.       CAR ALLOWANCE

         6.1     The Company shall provide the Executive with:

                 6.1.1 a car use allowance of L.1500 per month or at his option:

                 6.1.2 for his sole business and private use a car of model and specification selected by the Company which in the reasonable opinion of the Board is commensurate with the status of the Executive and the image of the Company.


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         6.2     In such latter case the Company shall bear all running costs and expenses of the car and shall replace the car with the same or an equivalent model when it has travelled 45,000 miles or on the third anniversary of the date of it's purchase by the Company.

         6.3 The Executive shall always comply with all regulations laid down by the Company from time to time with respect to company cars (where appropriate) and shall forthwith notify the Company of any accidents involving his Company car and of any charges of driving offences which are brought against him and on the termination of his employment for any reason whether lawful or not shall forthwith return his company car to the Company at it's Head Office.

7.       EXPENSES

         7.1 The Company shall reimburse to the Executive all travelling hotel entertainment and other expenses reasonably incurred by him in the proper performance of his duties subject to the Executive complying with such guidelines or regulations issued by the Company from time to time in his respect and to the production to the Company of such vouchers or receipts or other evidence of payment as it shall reasonably require.

         7.2 Where the Company issues a Company sponsored credit or charge card to the Executive he shall use such credit or charge card only for expenses reimbursable under clause 7.1 above and shall return it to the Company forthwith on the termination of his employment.

8.       HOLIDAY

         8.1 In addition to public holidays the Executive is entitled to 25 working days paid holiday in each year from January 1 to December 31 to be taken at such time or times as are agreed with the Board. The Executive shall not without the consent of the Board carry forward any unused part of his holiday entitlement to a subsequent year.

         8.2 On the termination of his employment for whatever reason the Executive shall entitled to pay in lieu of outstanding holiday entitlement and shall be required to pay the Company any salary received for holiday taken in excess of his actual entitlement. The basis of payment and repayment shall be 1/253 of the Executive's annual salary for each day.

9.       INCAPACITY

         9.1 If the Executive is unavailable because of sickness (including mental disorder) or


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                 injury he shall report this fact forthwith to the Company
                 Secretary's office.

         9.2 If at any time during the period of his appointment the Executive shall be unavailable for work for a period of 28 days in any 12 month period he shall upon request and at the expense of the Company permit himself to be examined by a registered medical practitioner to be selected by the Company and shall authorise such medical practitioner to disclose to and discuss with the Company's medical adviser the results of such examination and any matters which arise from it in order that the Company's medical adviser can notify the Company of any matters which, in his opinion, might hinder or prevent the Executive (if during a period of incapacity) from returning to work for any period or (in other circumstances) from properly performing any duties of his appointment at any time.

10.      INTELLECTUAL PROPERTY RIGHTS/CONFIDENTIALITY

         10.1 The Executive agrees that any rights relating to confidential information, documents, intellectual property rights, patent rights, copyright works and or invention originated or developed by the Executive during the course of this Agreement shall rest in the Company solely and absolutely.

         10.2 Forthwith following the conception origination or making of an invention by the Executive during the course of his employment the Executive shall disclose full details of such invention to the Company. Further forthwith following the origination or development of any confidential information during the course of his employment the Executive shall disclose and make available such confidential information to the Company.

         10.3 The Company shall in it's sole discretion be entitled to apply for patent rights in respect of any invention conceived or originated or made by the Executive and shall be responsible for the maintenance and renewal of the patent rights.

         10.4 The Executive agrees to assign to the Company all right title and interest in and to any inventions or confidential information made originated or developed during the course of his employment together with any other intellectual property rights arising and further agrees to assist the Company at the Company's expense with any application for patent rights and to do all such reasonable acts and things at the Company's expense as the Company's legal advisors may advise are necessary or desirable in connection with any such assignment or assistance. The Executive appoints the Company to be his attorney or agent in his name and on his behalf and to do all such acts and things and to sign all deeds and documents as may be necessary in order to give the Company the full benefit of the provisions of these clauses.





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         10.5    The Executive assigns to the Company by way of future
                 assignment of copyright the copyright existing in the documents originated by the Executive for all classes of act which may by virtue of the Copyright Designs and Patent Act 1988 he as the owner of the copyright has the exclusive right to do throughout the world and for the whole period for which the copyright is to subsist.

         10.6 The Executive agrees to keep the confidential information, the documents and all matters arising or coming to his attention in connection with his employment, secret and confidential and not at any time for any reason whatsoever to disclose them or permit them to be disclosed to any party except to enable the Executive to fulfill his employment conditions.

         10.7 The Executive agrees to keep secret and confidential and not at any time for any reason to disclose or permit to be disclosed to any person or persons or otherwise make use of or permit to be disclosed to any person or persons or otherwise make use of or permit to be made use of any information relating to the Company's technology technical processes business affairs or finances or any such information relating to any Group Company, suppliers or customers of the Company where knowledge or details of the information was received during the period of this Agreement

         10.8 The obligations of the parties under this clause shall survive the expiry or the termination of this Agreement for whatever reason.

11.      TERMINATION OF AGREEMENT

         11.1 Automatic Termination: This Agreement shall automatically terminate upon the Executive reaching his 65th birthday.

         11.2 Suspension: In order to investigate a complaint against the Executive of misconduct the Company is entitled to suspend the Executive on full pay for a period not exceeding 28 days to carry out a proper investigation and hold a disciplinary hearing.

         11.3 Immediate Dismissal: The Company may with immediate effect terminate this Agreement if the Executive:

                 11.3.1 commits any act of gross misconduct or repeats or continues (after written warning) any other material or serious breach of his obligations under this Agreement; or

                 11.3.2 is guilty of any conduct which in the reasonable opinion of the Board brings him or the Company or any Group Company into serious disrepute; or

                 11.3.3 is convicted of any criminal offence punishable with 6 months or more





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                          imprisonment (excluding an offence under the road
                          traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended); or

                 11.3.4 commits any act of dishonesty relating to the Company or any Group Company any of it's or their employees or otherwise; or

                 11.3.5 is in the reasonable opinion of the Board incompetent in the performance of his duties.

         11.4 Pay in lieu: On serving notice for any reason to terminate this Agreement or at any time thereafter during the currency of the notice the Company shall be entitled to pay the Executive his basic salary at the rate then payable under clause 5 hereof for the unexpired portion of the duration of his appointment or entitlement to notice as may be.

         11.5 Miscellaneous: On termination of this Agreement for any reason, the Executive shall at the request of the Company resign (without prejudice to any claims which the executive may have against the Company arising out of this Agreement or the termination thereof) from all and any offices which he holds as a director of the Company or of any Group Company and from all other appointments and offices which he holds as a nominee or representative of the Company or any Group Company and if he shall fail to do so within seven days the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to effect such resignation(s) or transfer(s).

         11.6 The Executive shall not directly or indirectly for a period of 12 months after termination for whatever reason of this
                 Agreement:

                 11.6.1 Hold any material interest in any person firm or company which is or shall be wholly or partly in competition with the actual or contemplated business of any Group Company or which might require him to disclose or make use of any confidential business information in order to properly discharge his duties to or further his interest in such person firm or Company.

                 11.6.2 Seek or receive in any capacity whatsoever any business orders or custom for any products or services produced marketed sold or provided by any Group Company in the ordinary course of business of the Group Company.

                 11.6.3 Solicit or entice away from any Group Company any person who is or was six months prior to termination employed by any Group Company to work in any capacity in which that person has had any material involvement in the business of any Group Company as a director, technical operator or salesperson.

12.      GENERAL


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         12.1    Statutory Particulars

                 The further particulars of employment not contained in the body of this Agreement which must be given to the Executive in compliance with Part 1 Employment Protection (Consolidation) Act 1978 as given in Schedule I.

         12.2    Accrued rights

                 The expiration or termination of this Agreement however arising shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after then and shall be without prejudice to any accrued rights or remedies of the parties

         12.3    Proper Law

                 The validity construction and performance of this Agreement shall be governed by the Laws of England and Wales.

         12.4    Acceptance of Jurisdiction
                 All disputes claims or proceedings between the parties relating to the validity construction or performance of this Agreement shall be subject to the non-exclusive jurisdiction of the High Court of Justice in England and Wales to which the parties irrevocably submit.

         12.5    Notices

                 Any notices to be given by a party under this agreement must be given by delivery at or sending first class post or other faster postal service or telex facsimile transmission or other means of telecommunication in permanent written form to the last known postal address or relevant telecommunications number of the other party. Where notice is given sending in a prescribed manner it shall be deemed to have been received when in the ordinary course of the transmission it would have been received by the addressee. To prove the giving of a notice it shall be sufficient to show it was despatched. A notice shall have effect from the sooner of it's actual or deemed receipt by the addressee.

         12.6 Each provision of this deed is independent and severable from the remaining provisions and enforceable accordingly. If any provision of this deed shall be unenforceable for any reason but would be enforceable if part of the wording therefor were deleted, it shall apply with such deletions as may be necessary to make it enforceable.

                                   SCHEDULE 1

                 PART 1 EMPLOYMENT (CONSOLIDATION) ACT 1978 ACT

The following information is given supplemental to the information given in the body of this Agreement in order to comply with the requirements of Part 1 of the Act

1        The Executives employment with the Company commenced on 22nd March
         1992

2 There are no normal hours of work. The Executive shall fulfill such hours of work as may be necessary so as to properly fulfil his duties.

3 No contracting out certificate pursuant to the provisions of the Social Security pension





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         Act 1975 is held by the Company in respect of the Executives employment.

4 The Executive is subject to the Company's Disciplinary Rules and Procedures which will be in accordance with ACAS code of practise.

5 If the Executive has any grievance relating to his employment (other than one relating to a disciplinary decision) he should refer such grievance to the Chairman of the Board and if the grievance is not resolved by discussion with him it will be referred to the Board for resolution.

IN WITNESS WHEREOF THE COMPANY AND THE EXECUTIVE HAVE EXECUTED THIS DOCUMENT AS A DEED THE DAY AND YEAR FIRST BEFORE WRITTEN

Signed by the Executive           )
and delivered as a Deed           )      W.P. HOLLOWAY in the presence of:
                                  ) ------------------------------------------


  C. ARMSTRONG
-----------------------------------------

Signed and delivered as           )
a deed by                         )    K.C. HALL
(Director) and by                 ) ------------------------------------------
(Director/Secretary)              )
for and on behalf of the          )    W.D. SNOWDON
Company in the presence of:       ) ------------------------------------------


  C. ARMSTRONG
-----------------------------------------
         Witness


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